SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

(   )   Preliminary Information Statement

(   )    Confidential, for Use of the Commission Only

       as permitted by Rule 14c-6(e)(2)

(X)   Definitive Information Statement

EQ ADVISORS TRUST

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

(X)	No fee required.
( )	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

( )	Fee paid with preliminary materials.
( )

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 17, 2015

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the Multimanager Core Bond Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, FMG LLC is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a December 2-3, 2014 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to appoint DoubleLine Capital LP (“DoubleLine” or “New Adviser”) as an additional Adviser to an allocated portion of the Portfolio. The Manager’s proposal was based on certain factors, including, but not limited to, the desire of FMG LLC to reduce Adviser concentration in the Portfolio’s Active Allocated Portion and to add a new adviser that would complement the investment strategies of the Portfolio’s other Advisers. FMG LLC is the Manager of the Portfolio; BlackRock Financial Management, Inc. (“BlackRock”) and Pacific Investment Management Company LLC (“PIMCO”) are the other Advisers to the Portfolio’s Active Allocated Portion, and SSgA Funds Management, Inc. (“SSgA”) is the Adviser to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In approving the advisory agreement (“Agreement”) between FMG LLC and DoubleLine, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and Agreement, including, as applicable: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by the New Adviser; (2) comparative performance information; (3) the level of the proposed advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the New Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the New Adviser and its affiliates from their relationships with the Trust). In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Manager and the New Adviser, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by the New Adviser, as well as the New Adviser’s investment personnel, proposed advisory fees, performance information, and other matters. During the relevant meeting, the Trustees met with senior representatives of the Manager to discuss the Agreement and the information provided. In approving the Agreement, the Board, including the Independent Trustees, determined that the proposed advisory fee was fair and reasonable, and that the approval of the Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by the New Adviser. In addition to the investment performance information discussed below, the Board considered the New Adviser’s responsibilities with respect to the Portfolio (or the portion thereof) that it would sub-advise pursuant to the Agreement, and the New Adviser’s experience in serving as an investment sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that the New Adviser would be responsible for making investment decisions for the Portfolio (or the portion thereof) that it would sub-advise, subject to the oversight of the Manager; placing with brokers or dealers all orders for the purchase and sale of investments for the Portfolio (or the portion thereof) that it would sub-advise; and performing related trading functions. The Board also reviewed information regarding the New Adviser’s process for selecting investments for the Portfolio (or the portion thereof) that it would sub-advise, as well as information regarding the background of the New Adviser’s portfolio managers who would provide services to the Portfolio. In addition, the Board considered the New Adviser’s best execution trading policies. Based on its review, the Board determined, with respect to the Portfolio, that the nature, quality and extent of the overall services to be provided by the New Adviser were appropriate for the Portfolio in light of its investment objectives and, thus, supported a decision to approve the Agreement.

The Board received and reviewed the New Adviser’s performance data in managing other funds and/or accounts with a similar investment mandate as the Portfolio (or the portion thereof) that it would sub-advise, as compared to an appropriate benchmark. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered the Adviser’s expertise, resources, proposed methodology, and personnel for advising the Portfolio (or the portion thereof) that it would sub-advise. Based on its review, the Board determined, with respect to the Portfolio, that the performance data and related information supported a decision to approve the Agreement.

The Board noted that the Manager generally is aware of the fees charged by advisers to other clients and that the Manager believes that the fees agreed upon with the New Adviser are reasonable in light of the quality of the investment advisory services to be provided. The Board considered the advisory fees charged by the New Adviser for comparable accounts, and the Board noted that the proposed advisory fee with respect to the Portfolio is less than, and equal to, advisory fees charged by the New Adviser for other comparable accounts. Based on its review, the Board determined, with respect to the Portfolio, that the proposed advisory fee for the New Adviser is fair and reasonable.

The Manager advised the Board that it does not regard Adviser profitability as meaningful to its evaluation of the Agreement. The Board acknowledged the Manager’s view of Adviser profitability, noting the Board’s findings as to the reasonableness of the aggregate investment advisory fees paid by the Portfolio. The Board noted that the investment management fee schedule paid by the Portfolio to the Manager would not change as a result of the Agreement. The Board also noted that the fees paid to the New Adviser are the product of negotiations with the Manager and reflect the Manager’s and New Adviser’s acceptable levels of profitability based on the particular circumstances for each of them. The Board further noted that the New Adviser’s fee is paid by the Manager and not the Portfolio.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed advisory fee schedule includes breakpoints that would reduce the advisory fee rate as Portfolio assets under the New Adviser’s management increase. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Manager, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also noted that the New Adviser may derive ancillary benefits from Portfolio operations. For example, the Board noted that the New Adviser may benefit from greater exposure in the marketplace with respect to the New Adviser’s investment process and expanding its level of assets under management. In addition, the New Adviser may derive benefits from its association with the Manager and other Advisers to the Portfolio. The Board noted that the New Adviser does not utilize any soft-dollar arrangements with respect to its fixed income line of business. Based on its review, the Board determined that any “fall-out” benefits that may accrue to the Adviser are fair and reasonable. DoubleLine became an Adviser to the Portfolio effective as of January 20, 2015.

Information Regarding the Investment Advisory Agreement

The terms of the Agreement between FMG LLC and DoubleLine are substantially similar to those of the Agreements between FMG LLC and the other Advisers to the Portfolio, except as to the effective date and compensation. The Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Adviser, or by FMG LLC or the New Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the New Adviser. The appointment of DoubleLine as an Adviser to the Portfolio did not result in a change to the management fee paid by the Portfolio to the Manager.

The Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to FMG LLC or the Trust.

Information Regarding DoubleLine Capital LP

The following provides additional information about the New Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the New Adviser by comparable funds subject to the 1940 Act that it advises.

DoubleLine Capital LP (“DoubleLine”) is organized as a limited partnership in the State of Delaware. As of September 30, 2014, DoubleLine had approximately $55 billion in assets under management.

Effective January 20, 2015, Jeffrey E. Gundlach and Philip A. Barach are jointly and primarily responsible for the day-to-day management of an Active Allocated Portion of the Portfolio. Mr. Gundlach, Chief Executive Officer and Chief Investment Officer of DoubleLine, is the founder of DoubleLine. Mr. Gundlach has been Chief Executive Officer of DoubleLine since its inception in December 2009. Mr. Gundlach’s business experience during the five years prior to founding DoubleLine includes holding the following positions at TCW Group, Inc. (“TCW”): Chief Investment Officer, Group Managing Director, and President. Mr. Gundlach obtained his undergraduate degree from Dartmouth College and attended Yale University as a PhD candidate in Mathematics. Mr. Barach is the co-founder and president of DoubleLine. Prior to DoubleLine, Mr. Barach was co-founder and Group Managing Director of TCW Mortgage Group, where he spent over 23 years. Mr. Barach received his undergraduate and masters of business administration degrees from Hebrew University of Jerusalem.

DoubleLine’s office is located at 333 S. Grand Avenue, Suite 1800, Los Angeles, California 90071. DoubleLine’s principal executive officers and directors include:

NAME	TITLE
Jeffrey E. Gundlach	Chief Executive Officer, Chief Investment Officer, Director and Limited Partner
Philip A. Barach	President and Limited Partner
Henry V. Chase	Chief Financial Officer and Limited Partner
Joseph J. Galligan	Executive Vice President and Limited Partner,
Keith T. Kirk	Chief Compliance Officer and Deputy General Counsel
Earl A. Lariscy	General Counsel and Limited Partner
Louis C. Lucido	Chief Operating Officer and Limited Partner

The address of each of these individuals is 333 S. Grand Avenue, Suite 1800, Los Angeles, California 90071.

For its services to the Portfolio, DoubleLine receives an advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.30% of the DoubleLine allocated portion’s average daily net assets up to and including $500 million; and 0.25% of the DoubleLine allocated portion’s average daily net assets in excess of $500 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Advisers. For the fiscal year ended December 31, 2014, the Portfolio did not pay brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 95% of the Trust’s shares as of January 31, 2015. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of January 31, 2015, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of January 31, 2015:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate Allocation Portfolio	Class K Shares	14,998,243.46	44.21%
AXA Moderate-Plus Allocation Portfolio	Class K Shares	9,297,449.41	27.40%
AXA Conservative Allocation Portfolio	Class K Shares	3,748,002.22	11.05%
AXA Conservative-Plus Allocation	Class K Shares	3,033,993.46	8.94%

* The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2014 Annual Report is enclosed.

Appendix A

The charts below provide information regarding the advisory fees charged by the New Adviser to comparable funds that it advises.

Name of Fund	Net Assets (as of November 30, 2014)	Advisory Fee Rate (% of net assets)
DoubleLine Total Return Bond Fund	$38.9 Billion	0.40%
Curian/DoubleLine Total Return Fund	$1.1 Billion	0.35%

1